Exhibit 10.19

April 1, 2009

Michael Brady

3310 45th Street NW

Washington, DC 20016

Dear Michael,

It is my pleasure to confirm Summit Materials, LLC’s offer to you for the position of Executive Vice-President of Summit Materials, LLC. This is an Exempt position reporting directly to me. Your beginning pay rate will be $300,000 per annum and your starting date is April 15, 2009. We agreed that you will be paid a full month’s salary for the month of April 2009. You will have a performance review each year, the first of which will be in February 2010. You are eligible to participate in Summit Materials’ Incentive Bonus Program ranging from up to 50% of your base salary. This bonus will be based on goals and objectives that you and I will sit down and agree upon when you start. Summit Materials offers a benefit package that cover medical, dental, vision and a 401K plan.

You will be entitled to three weeks vacation per year as well as the following holidays that the company observes:

New Years Day	Independence Day	Day after Thanksgiving
Martin Luther King Day	Labor Day	Christmas Day
Memorial Day	Thanksgiving Day	Day after Christmas

When taking your vacation, please coordinate your schedule with me and your office colleagues to make sure that all ongoing projects are covered during your absence.

This letter is a confirmation of an employment offer and should not be construed as an employment contract. Summit Materials subscribes to a binding arbitration process for the settlement of employment disputes. Upon acceptance, we will provide you with new-hire paperwork and an I-9 form, which is required by the government to verify employment eligibility. Noted on the back of the I-9 are lists of acceptable documents for this purpose. The appropriate documents must be presented when you report to work, since we will be unable to process your employment paperwork without them. Please sign and return this letter for our files.

Michael, we are excited about our future and are delighted to welcome you to the company.

Sincerely,

/s/ Tom Hill

Tom Hill

Chief Executive

AGREED and ACCEPTED:

/s/ Michael Brady
Date

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